EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, (“Agreement”) is made and entered into by and between JEFFREY J. RITCHEY (“Employee”) and PRO-DEX, Inc., a Colorado corporation (“the Company”).

RECITALS

WHEREAS, Employee has been employed by the Company in the positions of Treasurer, Chief Financial Officer, and Secretary.

WHEREAS, Employee and the Company are parties to that certain December 5, 2007 letter agreement signed by Employee and by Mark P. Murphy on behalf of the Company, the provisions of which letter agreement the parties intend to supersede through their entry into this Agreement; and

WHEREAS, Employee’s employment with the Company will separate on October 5, 2010 (the “Separation Date”), and the Company and Employee mutually desire to settle fully and finally all obligations to Employee that the Company may have of any nature whatsoever, as well as any asserted or unasserted claims that Employee may have arising out of his employment with the Company or the separation of that employment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:

1.          Compensation Through Separation Date.  On the Separation Date, Employee will be paid all unpaid base salary, unpaid bonuses earned, unreimbursed business expenses, together with any accrued but unused vacation pay, less state and federal taxes and other required withholding, for the period from the last regular pay day through the Separation Date.  Employee acknowledges and agrees that upon the receipt of the foregoing payment, the Company will have paid to him all salary, bonuses, benefits, accrued vacation pay, or other consideration owed to him at any time and for any reason through the Separation Date.  Employee further represents and agrees that no further sums are or were due and owing Employee either by the Company or by any individual or entity related to the Company in any way, except as provided for in this Agreement.

2.          Effective Date.  The Effective Date of this Agreement shall be the eighth day after Employee’s dated execution of this Agreement, provided that Employee has not revoked this Agreement pursuant to Paragraph 13.

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3.         Special Additional Compensation.  In consideration of this Agreement, and provided that none of the provisions of Paragraph 4 has been violated, and that the revocation period referenced in Paragraph 13 shall have expired without this Agreement having been revoked, the Company also will do the following:

A.      Continue to pay Employee, over a period of six months from the Separation Date, in regular installments on the Company’s regular payroll pay dates for exempt employees, a gross amount equal to Employee’s last regular bi-weekly salary until the total gross payments have reached the amount of Eighty-Five Thousand Dollars ($85,000), less applicable legal deductions and withholdings (the “Separation Agreement Payment”).

B.      As additional consideration for the promises and obligations contained herein, and provided Employee elected coverage under the Company’s group health insurance program prior to the Separation Date and makes a timely election for continued coverage pursuant to COBRA, the Company further agrees to pay the Company’s portion of the monthly premiums for such continued coverage under the Company’s group health insurance program for a period from the Separation Date through April 30, 2011 (provided Employee remains eligible for COBRA continuation coverage).  Thereafter, if applicable, continuation coverage pursuant to COBRA will be available to Employee at Employee’s sole expense, and Employee will be responsible for the full COBRA premium for any remaining months of the COBRA coverage period made available pursuant to applicable law.

C.      Provide Employee with an outplacement services package to assist with Employee’s transition into a new position.

4.         Return of Company Property.  Employee understands that, except as otherwise provided by this Paragraph 4, as of the Separation Date he was required to return to the Company, and Employee represents that he has returned to the Company, all tangible property and information belonging to the Company that is within his possession or subject to his control, including but not limited to any equipment, supplies, credit cards, and office machines, and also including any electronic or tangible documents or files relating to the Company, except for (i) such personnel and compensation records provided to Employee during the course of his employment, and (ii) the following tangible items which were assigned for Employee’s use prior to the Separation Date, and which the Company has agreed Employee may retain thereafter: cell phone and cell phone number, laptop computer and docking station (but excluding Company data files and documents, which Company shall be entitled to remove from the computer and any related storage devices).

5.          Health Insurance Benefits. Employee is entitled to continue his health insurance benefits at his own expense (except as otherwise provided in Paragraph 3) and for such period as may be permitted by law.

6.          Complete Release of Claims by Employee.

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A.      In consideration for this Agreement, and to the maximum extent permitted by law, Employee, for himself, and his heirs, assigns, executors, administrators, agents and successors (collectively, “Employee’s Affiliates”) hereby fully releases, covenants not to sue and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, directors, shareholders, agents, attorneys, subsidiaries, parent companies, divisions or affiliated corporations or organizations, expressly including, but not limited to, PRO-DEX, Inc., whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known, suspected or claimed (the “Claims”), that Employee or Employee’s Affiliates ever had, now have, or may claim to have as of the date of this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act or omission concerning any matter, cause or thing occurring on or before the Effective Date of this Agreement.  This release includes, without limiting the generality of the foregoing, the waiver of any claims related to or arising out of Employee’s employment with the Company or the separation of that employment. In giving this release, Employee waives and releases any and all rights to employment or re-employment with the Company.

B.       Without limiting the generality of the foregoing, Employee understands and agrees that the release provisions of this Paragraph 6 apply to any Claims that Employee or the Employee’s Affiliates now have, or may ever have had, against the Company or any of the other Released Parties occurring on or before the Effective Date of this Agreement that arise out of or are in any manner related to Employee’s employment with the Company or with any of the other Released Parties, as well as the separation of that employment, including without limitation any Claims arising out of or related to violation of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the California Family Rights Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as all Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200, et seq.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

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C.      Employee acknowledges and represents that he did not suffer any work-related injuries while working for the Company.  Employee acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company.  Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Employee agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claim that Employee files at any time against the Company.

7.         Older Workers Benefit Protection Act.  This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary.  Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Employee hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (b) the release provisions of this Agreement apply to rights and claims that Employee may have under the ADEA, including the right to file a lawsuit against the Released Parties for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Employee may have under the ADEA that arise after the date Employee executes this Agreement; and (d) the Company does not have a preexisting duty to pay the special additional compensation identified in this Agreement (except to the extent otherwise provided in the December 5, 2007 letter agreement).

8.          General Nature of Release; Claims Not Released.  The Release set forth above in Paragraph 6 of this Agreement is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Employee may have against the Released Parties, or any of them, except for any claims that may arise from the terms of this Agreement, or any claims which may not be released as a matter of law.  It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, such items to be governed exclusively by the terms of the applicable plan documents.  Employee covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Employee does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance or any similar state human rights agency.  However, Employee may not recover additional compensation or damages as a result of any such action.

9.          Release of Section 1542 Rights.  Employee expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code.  Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Agreement.  This Paragraph 9 provides that Employee also is releasing any such unknown or unsuspected claims.  Section 1542 reads as follows:

“Section 1542.  [General Release; extent.]  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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10.        Non-Admission of Liability.  Employee and the Company acknowledge and agree that this Agreement is a settlement agreement and shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Employee or any other person.

11.        Protection of Trade Secrets.  Employee agrees to keep in strict confidence at all times, and that he will not at any time, either directly or indirectly, make known, reveal, make available or use, any Trade Secrets as defined herein, which Employee obtained during or by virtue of his employment with the Company.  The parties agree that “Trade Secrets” as used herein means all confidential information which (i) has been the subject of reasonable efforts by the Company to maintain as secret and confidential, (ii) pertains in any manner to the business of the Company, including proprietary information entrusted to the Company in confidence by its customers or suppliers (except to the extent such information is generally known or made available to the public or to the Company’s competitors through lawful means), and (iii) has independent economic value by virtue of not being generally known to other persons who could obtain economic value from its disclosure or use.  Employee acknowledges that all Trade Secrets, as well as all other confidential information or data of the Company, are and remain the exclusive property of the Company (or, in the case of proprietary information belonging to a customer or supplier who has entrusted it to the Company, the exclusive property of that person or entity).  Employee and the Company further agree that the following information constitutes a non-exclusive listing of Trade Secrets coming within the terms of this Agreement:  the customer contacts and business requirements of the Company’s current customers with respect to the Company’s products; the supplier contacts and business requirements of the Company’s suppliers with respect to the Company’s products; the specific nature and amount of business conducted by the Company with its customers and suppliers; the product specifications required by the Company’s customers or required by the Company of its suppliers; customer and supplier pricing information and discount schedules with respect to the Company’s products or supplies; and the Company’s business plans and strategies for acquiring new products, customers, or manufacturing sources or otherwise expanding or improving its product offerings to customers.  Employee further agrees that he shall not directly or indirectly solicit business from or with respect to any customers or suppliers of the Company through the use of any Trade Secrets.  To the maximum extent permitted by law, Employee further covenants and agrees to observe and comply with all other agreements previously made with the Company with respect to the protection of the Company’s intellectual property and confidential information, and that all such agreements shall survive the parties’ entry into this Agreement to their maximum lawful extent except as specifically superseded by this Agreement.

12.        Twenty-One Day Consideration Period.  This Agreement is being given to Employee on October 7, 2010.  Employee acknowledges that he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Agreement, and that if he signs this Agreement before expiration of the 21-day period, he has done so voluntarily.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

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13.         Seven Day Revocation Period.  After signing this Agreement, Employee shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation.  To be effective, such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following Employee’s execution of this Agreement. This Agreement shall become effective, enforceable, and irrevocable on the eighth calendar day following Employee’s execution of this Agreement.  Any revocation of this Agreement, however, shall not affect the finality of the separation of Employee’s employment with the Company on the Separation Date.

14.         Acknowledgment of Being Advised to Consult Legal Counsel.  This Agreement is an important legal document.  Employee acknowledges that the Company has advised him in writing to consult with an attorney of his choice prior to signing this Agreement, and that he has had the opportunity to consult with an attorney to the extent he so desires.

15.         Confidentiality.  As a material inducement to the Company to enter into this Agreement, Employee promises and agrees to maintain confidentiality regarding this Agreement to the extent permitted by applicable law, except to the extent the Company publicly discloses its terms in accordance with public company disclosure requirements.  Therefore, except to the extent of any public disclosure by the Company, Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein, or otherwise as permitted by law.  Employee further promises and covenants to use his best efforts to prevent any further disclosure of this Agreement by any such persons to whom he does make disclosure.

16.         Ambiguities.  Employee and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Agreement.

17.         Interpretation.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law.  If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.  All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

18.         Entire Agreement.  Employee acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Agreement, except to the extent set forth fully in this Agreement.  This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all other agreements, understandings or discussions between Employee and the Company with respect to the subject matter of this Agreement (specifically including the December 5, 2007 letter agreement between Employee and the Company), other than (a) the Confidentiality, Unfair Competition, Non-Recruiting, and Assignment of Inventions Agreement signed by Employee on August 4, 2010, and (b) the Indemnification Agreement between the parties, dated October 24, 2008, each of which agreements shall survive the execution of this Agreement and the separation of Employee’s employment.

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19.         Risk of New or Different Facts.  Employee acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.

20.         Acknowledgment by Company of No Known Claims Against Employee.  The Company represents and acknowledges that it knows of no claims it has against Employee, and hereby confirms that the Company has no present intention of pursuing any claim or claims against Employee.

21.         Modification.  This Agreement cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.

22.         Voluntary Agreement.  This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto.  Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

23.         Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.         Governing Law.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release of All Claims, and have initialed each page hereof, on the dates set forth below.

Dated: October 7, 2010	/s/ Jeffrey J. Ritchey Jeffrey J. Ritchey Employee
Dated: October 7, 2010	PRO-DEX, INC. /s/ Mark P. Murphy By: Mark P. Murphy Its: Chief Executive Officer